Exhibit 4.2
BAKER HUGHES INCORPORATED
Officers’ Certificate
     In accordance with the resolutions of the Securities Committee of the Board of Directors (the “Board”) of Baker Hughes Incorporated (the “Company”) dated August 19, 2010 adopted pursuant to authority delegated thereto by the Board by resolutions dated July 22, 2010, the undersigned officers of the Company hereby adopt this Officers’ Certificate for the purpose of establishing a series of Securities (the “Notes”) under the Indenture, dated as of October 28, 2008 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee. This Officers’ Certificate is executed pursuant to Section 301 of the Indenture. In addition to the terms provided in the Indenture with respect to any series of Securities issued thereunder, the terms of the Notes shall be as follows (capitalized terms used herein and not otherwise defined herein having the respective meanings ascribed to them in the Indenture):
     (1) The title of the series of Securities comprising the Notes shall be the “5.125% Senior Notes due 2040” of the Company.
     (2) The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture is limited to $1,500,000,000 (plus such additional amounts of Notes as may be authorized for issuance from time to time by or pursuant to a Board Resolution and set forth in an Officers’ Certificate prior to the issuance thereof, which additional Notes shall have the same ranking, interest rate, maturity and other terms as the Notes originally issued pursuant hereto (except for the issue date and, under certain circumstances, the date from which interest thereon will begin to accrue)) except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture.
     (3) The principal of the Notes shall be payable on September 15, 2040.
     (4) The Notes shall bear interest at the rate of 5.125% per annum from August 24, 2010 or the most recent March 15 or September 15 to which interest has been paid or duly provided for on the Notes. Each March 15 or September 15 in each year, commencing March 15, 2011, shall be an “Interest Payment Date” for the Notes. The March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date shall be the “Regular Record Date” for the interest payable on such Interest Payment Date. Interest shall be calculated on the basis of a 360-day year composed of twelve 30-day months.
     (5) The principal of (and premium, if any) and interest on the Notes shall be payable (x) if the Notes are Global Securities, through the relevant Depositary or (y) if the Notes are not Global Securities, at the office or agency of the Company maintained for that purpose in New York, New York, against surrender of such Note in the case of any payment due at the Maturity of the principal thereof or any payment of interest that becomes payable on a day other than an Interest Payment Date, and in the case of clause (x) or clause (y), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that if the Notes are not Global Securities, (i) payment of interest on an Interest Payment Date will be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and all other payments will be made by check against surrender of such Notes; (ii) all payments by check will be made in next-day funds (i.e., funds that become available on the day after the check is cashed); and (iii) notwithstanding clauses (i) and (ii) above, with respect to any payment of any amount due on the Notes, if such Note is in a denomination of at least $1,000,000 and the Holder thereof at the time of surrender thereof or, in the case of any payment of interest on any Interest Payment Date, the Holder thereof on the related Regular Record Date delivers a written request to the Paying Agent to make such payment by wire transfer at least five Business Days before the date such payment becomes due, together with appropriate wire transfer instructions specifying an account at a bank in New York, New York, the Company shall make such payment by wire transfer of immediately available funds to such account at such bank in New York City, any such wire instructions, once properly given by a Holder as to such Notes, remaining in effect as to such Holder and such Notes unless and until new instructions are given in the manner described above and provided further, that notwithstanding anything in the foregoing to the contrary, if the Notes are Global Securities, payment shall be made pursuant to the Applicable Procedures of the relevant Depositary. In accordance with Section 1002 of the Indenture, the “Place of Payment” with respect to the Notes shall be New York, New York.
     (6) The Notes shall be subject to redemption, as a whole at any time or in part from time to time, at the option of the Company, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed from the Redemption Date to the Stated Maturity of the Notes to be redeemed (exclusive of any interest accrued to the Redemption Date), discounted to the date on which the Notes are to be redeemed on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 25 basis points, plus any interest accrued but not paid on the Notes to be redeemed to the date on which the Notes are to be redeemed (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date). Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis. No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be delivered at least 30 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address, except that notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a Covenant Defeasance or Defeasance with respect to the Notes or a satisfaction and discharge of the Indenture with respect to the Notes. Notice of any redemption, may, at the Company’s discretion, be subject to one or more conditions precedent. A notice of redemption need not set forth the exact Redemption Price but only the manner of calculation thereof.
     “Treasury Rate” means, with respect to any Redemption Date for the Notes, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue with respect to the Notes (if no maturity is within three months before or after the Stated Maturity for the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if that release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.
     “Comparable Treasury Issue” means, with respect to the Notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.
     “Comparable Treasury Price” means with respect to any Redemption Date for any Notes (i) the average of four Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
     “Reference Treasury Dealer” means each of J.P. Morgan Securities Inc., Barclays Capital Inc., RBS Securities Inc., UBS Securities LLC and two other primary U.S. Government securities dealers in the United States (each, a “Primary Treasury Dealer”) appointed by the Trustee in consultation with the Company; provided, however, that if any of the foregoing shall cease to be a Primary

Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding that Redemption Date.
(7) (a) So long as any of the Notes remain outstanding, subject to paragraph 7(c) below, the Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any debt for money borrowed (“debt”) if that debt is secured by a mortgage on any Principal Property, or on any shares of stock or indebtedness of any Restricted Subsidiary (whether the Principal Property, shares of stock or indebtedness is owned at or acquired after August 24, 2010), without in any such case effectively providing that the Notes shall be secured equally and ratably with or prior to such debt until such time as such debt is no longer so secured by such mortgage. This restriction, however, shall not apply to:
     (i) mortgages on property of any corporation or other Person existing at the time such corporation or other Person becomes a Restricted Subsidiary;
     (ii) mortgages on property of a corporation or other Person existing at the time that corporation or other Person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, transfer, conveyance or the disposition of all or substantially all of the properties or assets of that corporation or other Person to the Company or a Restricted Subsidiary;
     (iii) mortgages on any property the Company or any Restricted Subsidiary acquires, constructs or improves that secure debt issued, assumed or guaranteed (or issued, assumed or guaranteed pursuant to a commitment entered into) prior to, at the time of or within 12 months after the acquisition or completion of construction or improvement of the property (or, in the case of property constructed or improved, if later, the commencement of commercial operation of the property) for the purpose of financing all or any part of the purchase price of the property or the cost of the construction or improvement (together with, in the case of construction or improvement, mortgages on property previously owned by the Company or any

Restricted Subsidiary to the extent constituting unimproved real property on which the property being constructed or the improvement is located);
     (iv) mortgages securing debt owing by the Company or any Restricted Subsidiary to the Company or another Restricted Subsidiary;
     (v) mortgages on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure any debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages, including mortgages incurred in connection with pollution control, industrial revenue or similar financings;
     (vi) mortgages existing at the date of the original issuance of the Notes;
     (vii) mortgages on inventory to secure current liabilities of debt; and
     (viii) any extension, renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the clauses immediately above if the amount of debt secured by the extended, renewed or replacement mortgage does not exceed the amount of the debt refinanced (plus accrued interest and premiums with respect thereto) plus transaction expenses related thereto and such mortgage is limited to the property secured by the original mortgage plus improvements thereon.
     (b) So long as any of the Notes remain outstanding, subject to paragraph 7(c) below, the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction of any Principal Property unless (i) the Company or such Restricted Subsidiary would be entitled to issue, assume or guarantee debt secured by a mortgage upon the Principal Property involved in amount at least equal to the Attributable Debt for that transaction without equally and ratably securing the Notes, (ii) an amount in cash equal to the Attributable Debt for that transaction is applied prior to, at the time of or within 12 months after that transaction to the retirement of the Notes or other debt of the Company or a Restricted Subsidiary, which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after its creation and which, in the case of such debt of the Company, is not subordinate in right of payment to the Notes or (iii) prior to, at the time of or within 12 months after such transaction, the Company or a Restricted Subsidiary uses an amount equal to the Attributable Debt for the purchase of any asset or any interest in an asset which would qualify, after purchase, as Principal Property. This covenant does not apply to any Sales and Leaseback Transaction (i) entered into in connection with an industrial revenue, pollution control or similar financing or any Sale and Leaseback Transaction or (ii) in which the only parties involved are the Company and any Subsidiary or Subsidiaries. When calculating the amount of Attributable Debt, any Attributable Debt for these Sale and Leaseback Transactions will be excluded.
     (c) In addition to the exceptions set forth under paragraphs 7(a) and 7(b) above, the Company and any Restricted Subsidiary may incur debt secured by mortgages and enter into additional Sale and Leaseback Transactions otherwise prohibited by (and not permitted under the exceptions to) paragraphs 7(a) or 7(b) as long as the total of such debt secured by mortgages plus the Attributable Debt in respect of such Sale and Leaseback Transactions does not exceed 15% of the Company’s Consolidated Net Tangible Assets.
     (d) For purposes of this paragraph 7, the following terms have the meanings specified below:
     “Attributable Debt” means, with respect to any Sale and Leaseback Transaction, as of the time of determination, the total obligation, discounted to present value at the annual rate equal to the discount rate which would be applicable to a capital lease obligation with a similar term in accordance with GAAP, of a lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease with respect to such Sale and Leaseback Transaction.
     “Consolidated Net Tangible Assets” means the total amount of assets less applicable reserves and other properly deductible items after deducting (a) all current liabilities excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (b) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, all as determined on a consolidated basis for the Company and its consolidated subsidiaries as set forth on the Company’s most recent quarterly balance sheet and computed in accordance with GAAP.
     “Principal Property” means any real property, manufacturing plant, warehouse, office building or other physical facility, or any item of marine, transportation or construction equipment or other like depreciable assets of the

Company or of any Restricted Subsidiary, whether owned at or acquired after August 24, 2010, unless, in the opinion of the Board of Directors, such plant or facility or other assets is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole.
     “Restricted Subsidiary” means:
(i)	any Subsidiary of the Company the principal assets and business of which are located in the United States or Canada, except Subsidiaries the principal business of which consists of providing sales and acquisition financing of the products of the Company or any of its Subsidiaries or owning, leasing, dealing in or developing real estate;

(ii)	any Subsidiary of the Company that owns, indirectly through ownership of another Subsidiary of the Company, a Principal Property located in the United States or Canada; or

(iii)	any other Subsidiary of the Company that the Company designates as a Restricted Subsidiary.
     “Sale and Leaseback Transaction” means any arrangement with any Person under which the Company or any Restricted Subsidiary leases for a term of more than three years any Principal Property that the Company or any Restricted Subsidiary has sold or transferred or will sell or transfer to that Person. This term excludes leases of any Principal Property the Company or any Restricted Subsidiary acquires or places in service within 180 days prior to the arrangement.
     (8) At any time when the Company is not subject to Section 13 or Section 15(d) of the Exchange Act, so long as any Notes remain outstanding, upon the request of a holder of the Notes, the Company will promptly furnish or cause to be furnished the information specified under Rule 144A(d)(4) of the Securities Act to such holder.
     (9) The covenants set forth in paragraphs (7) and (8) hereof with respect to the Notes are applicable only to the Securities of the series of the Notes, and are solely for the benefit of the Holders of the Notes.
     (10) The Notes shall not be subject to redemption at the option of the Holders or to a sinking fund requirement.
     (11) The Notes shall be issuable in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.
     (12) The provisions of Section 1302 and Section 1303 of the Indenture with respect to Defeasance of the Securities of a series and Covenant Defeasance of the Securities of a series, respectively, shall be applicable to the Notes.

     (13) The Notes shall be issued initially wholly in the form of one or more Global Securities and The Depository Trust Company shall be the initial Depositary with respect thereto.
     (14) The form of the Notes shall be in substantially the respective form set forth in Exhibit 1 attached hereto pursuant to Article II of the Indenture.
[Signature page follows]

     IN WITNESS WHEREOF, each of the undersigned has duly executed this Officers’ Certificate this 24th day of August, 2010.

By:	/s/ Peter A. Ragauss
	Name:	Peter A. Ragauss
	Title:	Senior Vice President and Chief Financial Officer

By:	/s/ Sandra E. Alford
	Name:	Sandra E. Alford
	Title:	Corporate Secretary

Signature Page to Officers’ Certificate

EXHIBIT 1
Form of 5.125% Senior Notes due 2040
[See attached.]